Exhibit 107

Calculation of Filing Fee Table

Form S-8

(FormType)

Equitrans Midstream Corporation

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, no par value	Other	5,000,000	(2)	$7.80	(3)	$38,975,000	0.0000927	$3,613
Total Offering Amounts							$38,975,000		$3,613
Total Fee Offsets									0
Net Fee Due									$3,613

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the Securities Act), this Registration Statement also covers such additional shares of the registrant’s common stock, no par value (Common Stock) as may become issuable pursuant to the anti-dilution provisions of the Equitrans Midstream Employee Stock Purchase Plan (the Plan).

(2) Represents shares of Common Stock reserved for issuance under the Plan.

(3) The price per share is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act. The proposed maximum offering price per share of Common Stock is calculated based on the average of the high and low sales prices per share of the registrant’s Common Stock on April 25, 2022, as reported on the New York Stock Exchange.